Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements (Form S-8 No. File Nos. 333-54042, 333-45732, 333-39860, 333-36640, 333-36618, 33-50860, 33-50862, 33-50864, 33-57734, 33-78804, 33-92312, 33-95288, 333-22631, 333-26857, 333-28745, 333-28675, 333-40671, 333-46259, 333-78553, 333-78551, 333-60764, 333-53705, 333-87984 and 333-53707) pertaining to various stock option plans of ePresence, Inc. of our report dated March 3, 2004, except for Note 1 and Note 26, as to which the date is March 26, 2004, with respect to the consolidated financial statements and schedule of ePresence, Inc. in this amended Annual Report (Form 10-K/A) for the years ended December 31, 2003, 2002, and 2001.

/s/    Ernst & Young LLP

May 3, 2004

Boston, Massachusetts